EXHIBIT 99.3

AMENDMENT NUMBER ONE TO STOCK SUBSCRIPTION AGREEMENT AND

CONVERTIBLE PROMISSORY NOTE SUBSCRIPTION AGREEMENT

THIS AMENDMENT NUMBER ONE TO STOCK SUBSCRIPTION AGREEMENT AND CONVERTIBLE PROMISSORY NOTE SUBSCRIPTION AGREEMENT (“Amendment”) is entered into this 8th day of June, 2009 by and between Novus Acquisition and Development Corp. (“Subscriber”), a Nevada corporation whose principal address is 8261 SW 142 Street, Miami, FL 33158, and Imperial Petroleum, Inc., a Nevada corporation (the “Company”) located at PO Box 1006, Evansville, IN 47708.

WHEREAS the Company and Subscriber entered into that certain Stock Subscription Agreement and Convertible Note Agreement (“Agreements”) dated June 4, 2009: and

WHEREAS, Subscriber has requested an amendment to the terms of each of the referenced agreements in order to refine and clarify certain terms and conditions and to define a Closing Date for the transfer of funds in connection therewith;

NOW, THEREFORE, the parties agree as follows:

1. Modification and Clarification of Certain Terms and Conditions: Pursuant to the terms of this Amendment, the Subscriber and the Company each agree that funding by Subscriber of the Agreements shall be contingent upon the completion of satisfactory due diligence on the part of the Subscriber and that notwithstanding the terms of such Agreements, Subscriber may withdraw its subscription with respect to the Agreements on or before the Closing Date as defined herein, if Subscriber is not satisfied, in its sole discretion, with its continuing due diligence regarding the Company’s operations, financial condition and any other considerations that the Subscriber deems unacceptable. The Subscriber and the Company each agree that the Company may, at its sole discretion, revoke its acceptance of Subscriber’s subscription at any time prior to Closing as herein defined. The result of either the cancellation of the Subscriber’s subscription or the Company’s revocation of its acceptance of the subscription shall be a termination of the Agreements and any amendments thereto with no further liability or responsibility of either part to the other.

2. Closing Date defined. Subscriber and the Company hereby define the Closing Date for the transactions contemplated by the Agreements as June 30, 2009, unless extended in writing by mutual consent of the Subscriber and the Company.

3. Entire Agreement. This Amendment and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Nevada. This Amendment and the Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in writing executed by all of the parties hereto.

IN WITNESS WHEREOF, Subscriber has executed and agrees to be bound by this Agreement on the day and year first above written.

Subscriber: Novus Acquisition and Development Corp.

By:

Company: Imperial Petroleum, Inc..

By:	/s/ Jeffrey T. Wilson
Jeffrey T. Wilson, President